Exhibit 15b

                                    AMENDED
                              DISTRIBUTION PLAN OF
                       LEGG MASON TAX EXEMPT TRUST, INC.

         WHEREAS, Legg Mason Tax Exempt Trust, Inc. ("Corporation") is an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), and has offered, and intends to continue offering, for public sale shares of common stock;

         WHEREAS, the Corporation has registered the offering of its shares of common stock under a Registration Statement filed with the Securities and Exchange Commission and that Registration Statement is in effect as of the date hereof;

         WHEREAS, the Corporation's Board of Directors has established one Series of shares of common stock of the Corporation: Legg Mason Tax Exempt Trust, Inc.;

         WHEREAS, the Corporation's Distribution Plan was adopted by the Board of Directors on July 1, 1983, and was approved by shareholders;

         WHEREAS,   the   Corporation  has  employed  Legg  Mason  Wood  Walker,
Incorporated ("Legg Mason") as principal underwriter of the shares of the Corporation;

         NOW, THEREFORE, the Corporation hereby adopts this Amended Distribution Plan ("Plan") in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

         1. A. The Corporation shall pay to Legg Mason, as compensation for Legg Mason's services as principal underwriter of the Corporation's shares, a distribution fee at the rate of 0.10% on an annualized basis of the average daily net assets of the Corporation's shares, such fee to be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

                  B. The Corporation shall pay to Legg Mason, as compensation for ongoing services provided to the Corporation's shareholders, a service fee at the rate of 0.10% on an annualized basis of the average daily net assets of the Corporation's shares, such fee to be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

                  C. The Corporation may pay a distribution or service fee to Legg Mason at a lesser rate than the fees specified in paragraphs 1.A. and 1.B., respectively, of this Plan, in either case as agreed upon by the Board and Legg Mason and as approved in the manner specified in paragraph 4 of this Plan. The distribution and service fees payable hereunder are payable without regard to the aggregate amount that may be paid over the years, provided that, so long as the limitations set forth in Article III, Section 26(d) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. ("NASD") remain in effect and apply to


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distributors or dealers in the Corporation's  shares, the amounts paid hereunder shall not exceed those limitations, including permissible interest.

         2. As principal underwriter of the Corporation's shares, Legg Mason may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the shares of the Series and/or the servicing and maintenance of shareholder accounts, including, but not limited to, compensation to employees of Legg Mason; compensation to Legg Mason, other broker-dealers other entities that engage in or support the distribution of shares or who service shareholder accounts or provide sub-accounting and recordkeeping services; expenses of Legg Mason and such other broker-dealers and other entities, including overhead and telephone and other communication expenses; the printing of prospectuses, statements of additional information, and reports for other than existing shareholders; and preparation and distribution of sales literature and advertising materials.

         3. This Plan shall not take effect with respect to any additional Series until it has been approved by a vote of at least a majority of the outstanding voting securities, as defined in the 1940 Act, of that Series.

         4. This Amended Plan shall take effect on February 7, 1996 and shall continue in effect for successive periods of one year from its execution for so long as such continuance is specifically approved at least annually together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Corporation and (b) those Directors who are not "interested persons" of the Corporation, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements; and only if the Directors who approve the Plan taking effect have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

         5. Any person authorized to direct the disposition of monies paid or payable by any Series pursuant to this Plan or any related agreement shall provide to the Corporation's Board of Directors and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Legg Mason shall submit only information regarding amounts expended for "distribution activities," as defined in this paragraph 5, to the Board in support of the distribution fee payable hereunder and shall submit only information regarding amounts expended for "service activities," as defined in this paragraph 5, to the Board in support of the service fee payable hereunder.

                  For purposes of this Plan, "distribution activities" shall mean any activities in connection with Legg Mason's performance of its obligations under the underwriting agreement, dated February 7, 1996, by and between the Corporation and Legg Mason, that are not deemed "service activities." As used herein, "distribution activities" also includes subaccounting or recordkeeping services provided by an entity if the entity is compensated, directly or indirectly, by the Fund or Legg Mason for such services. Such entity may also be paid a service fee if it provides appropriate services. Nothing in the foregoing is intended to or shall cause there to be any implication that compensation for such services must be made only pursuant to a plan of distribution under Rule 12b-1. "Service activities" shall mean activities covered by the definition of "service fee" contained in amendments to
Article III, Section 26(d)

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of the  NASD's  Rules of Fair  Practice  that  became  effective  July 7,  1993, including the provision by Legg Mason of personal, continuing services to investors in the Corporation's shares. Overhead and other expenses of Legg Mason related to its "distribution activities" or "service activities," including telephone and other communications expenses, may be included in the information
regarding  amounts  expended  for  such  distribution  or  service   activities,
respectively.

         6. This Plan may be terminated with respect to any Series at any time by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding voting securities of that Series.

         7. This Plan may not be amended to increase materially the amount of distribution fees provided for in paragraph 1.A. hereof or the amount of service fees provided for in paragraph 1.B. hereof unless such amendment is approved by a vote of at least a majority of the outstanding securities, as defined in the 1940 Act, of the Corporation, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for continuing approval in paragraph 4 hereof.

         8. While this Plan is in effect, the selection and nomination of directors who are not interested persons of the Corporation, as defined in the 1940 Act, shall be committed to the discretion of directors who are themselves not interested persons.

         9. The Corporation shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place; and shall preserve copies of each report made pursuant to paragraph 5 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.

         IN WITNESS WHEREOF, the Corporation has executed this Distribution Plan as of the day and year set forth below:

Date:    Feb. 7, 1996                          LEGG MASON TAX EXEMPT TRUST, INC.
      ______________________________

Attest:


By: /s/ Kathi D. Bair                          By: /s/ Marie K. Karpinski
    ________________________________               _____________________________


Agreed and assented to by

LEGG MASON WOOD WALKER, INCORPORATED


By: /s/ John F. Curley, Jr.
    _________________________________



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